Exhibit 99.1

October 18, 2005 11:30 a.m. Pacific Time Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Donna P. Gardner, Interim Chief Financial Officer
(360) 423-9800

Cowlitz Bancorporation Announces a 46% Increase in Earnings

LONGVIEW, Wash, October 18, 2005 /PRNewswire/ --

FlashResults
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/05	Ended 9/30/04	Ended 9/30/05	Ended 9/30/04
Net Interest Income	$3,758	$3,096	$10,310	$8,910
Net Income	$756	$517	$2,085	$1,353
Average Diluted Shares	4,383	4,097	4,340	4,038
Diluted EPS	$0.17	$0.13	$0.48	$0.34

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported a 46% increase in net income to $756,000 or $0.17 per diluted share for the third quarter of 2005, compared to net income of $517,000 or $0.13 per diluted share during the third quarter of 2004. Net income for the nine months ended September 30, 2005 increased 54% to $2,085,000 or $0.48 per diluted share compared to $1,353,000 or $0.34 per diluted share for the same period of 2004. Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly owned subsidiary Cowlitz Bank, stated, "The Bank's robust earnings growth continues to be driven by expansion in the commercial banking line of business." Cowlitz experienced loan growth of 9.2% during the third quarter of 2005 and 20.6% for the nine months ended September 30, 2005.

Total assets at September 30, 2005 were $311.6 million compared to $273.3 million at December 31, 2004, and $268.4 million at September 30, 2004.

The ratio of non-performing assets to total assets was 0.32% at September 30, 2005 compared to 0.30% at December 31, 2004 and 0.51% at September 30, 2004. Total non-performing assets were $1.0 million at September 30, 2005 compared to $818,000 at December 31, 2004 and $1.4 million at September 30, 2004.

Cowlitz' provision for loan losses was $310,000 and $73,000 for the three months ended September 30, 2005 and 2004, respectively. The provision for loan losses increased during 2005 to support the growth in the loan portfolio. During the nine months ended September 30, 2005, Cowlitz Bank charged $243,000 to its allowance for loan losses, which was partially offset by $131,000 in recoveries. At September 30, 2005, the loan loss reserve was $4.05 million, or 1.78% of total loans, compared to $3.94 million or 2.11% of total loans on September 30, 2004.

Cowlitz also announced today that Randy Blake, Senior Vice President & Chief Financial Officer of the bank and holding company since June 13, 2005, resigned effective October 28, 2005. Mr. Blake stated that the decision is based on his desire to pursue another opportunity for personal reasons, not related to the management or direction of Cowlitz.

"We are disappointed that this relationship was not longer lasting, but wish Randy the best as he pursues other opportunities, closer to his home," said Richard Fitzpatrick, President and CEO. Mr. Fitzpatrick said that Donna P. Gardner, former CFO of Cowlitz Bancorporation, has accepted a temporary appointment to serve as Chief Financial Officer, both for the bank and the holding company. "Ms. Gardner has the capability to see us through until we can locate a permanent replacement for Mr. Blake," stated Mr. Fitzpatrick. "We are fortunate to be able to rely on Donna's experience for this time, as we conduct an executive search for a Chief Financial Officer."

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in three of the Bank's Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of Longview and Vancouver, Washington, and in its Bay Bank branch in Portland, Oregon. Cowlitz recently announced its intent to purchase AEA Bancshares, Inc. with one bank branch in Seattle, Washington. The acquisition is scheduled to close on November 1, 2005.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2004, filed with the SEC. Specific risks in this release relate to the closing of the merger with AEA Bancshares, Inc.

FINANCIAL HIGHLIGHTS

(Unaudited - Dollars in thousands, except per share data)
INCOME STATEMENT	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Interest income	$ 5,108	$ 3,823	$ 13,721	$ 11,127
Interest expense	1,350	727	3,411	2,217

Net interest income	3,758	3,096	10,310	8,910
Provision (benefit) for loan losses	310	73	370	160

Net interest income after loan loss provision	3,448	3,023	9,940	8,750
Non-interest income	642	635	1,822	2,165
Non-interest expense	3,056	2,970	8,930	9,160

Income before provision for income taxes	1,034	688	2,832	1,755
Provision for income taxes	278	171	747	402

Net income	$756	$ 517	$2,085	$ 1,353

Basic earnings per weighted average share of common stock	$0.18	$ 0.13	$0.50	$ 0.34

Diluted earnings per weighted average share of common stock	$0.17	$ 0.13	$0.48	$ 0.34

Weighted average shares outstanding
Basic	4,186,783	4,004,149	4,179,239	3,941,902
Diluted	4,383,381	4,097,244	4,339,751	4,037,722

Actual shares outstanding	4,189,146	4,165,975	4,189,146	4,165,975
Efficiency Ratio	69.45%	79.60%	73.61%	82.71%
Number of full-time equivalent employees			107	105

	Three Months Ended September 30,		Nine Months Ended September 30,

SELECTED AVERAGES	2005	2004	2005	2004

Average interest-earning assets	$ 296,673	$ 243,739	$ 280,608	$ 239,432
Total average assets	$ 312,311	$ 265,768	$ 295,454	$ 262,829
Average interest-bearing liabilities	$ 209,540	$ 174,425	$ 197,967	$ 172,653
Average equity	$ 37,696	$ 33,392	$ 36,688	$ 32,782

BALANCE SHEET	Sept 30, 2005		Dec 31, 2004		Sept 30, 2004

Total assets	$ 311,616		$273,286		$268,439
Securities available for sale	$ 52,480		$60,005	$	58,817
Securities held to maturity	$-		$-	$	385
Loans, net of allowance for loan losses	$ 223,712		$185,550		$182,750
Loans held for sale	$-		$-	$	-
Bank Owned Life Insurance	$ 11,364		$8,585	$	8,502
Goodwill	$852		$852	$	852
Other intangible assets	$-		$-	$	37
Deposits	$ 255,888		$234,610		$221,216
Borrowings	$2,926		$986	$	557
Equity	$ 37,534		$35,698	$	35,108

Book value per share	$8.96		$8.55	$	8.43
Tangible book value per share	$8.76		$8.35	$	8.21
Tier 1 leverage capital ratio	11.77%		12.60%		10.47%

	Three Months Ended September 30,			Nine Months Ended September 30,

RATIOS ANNUALIZED	2005	2004		2005	2004

Return on average assets	0.97%	0.78%		0.94%	0.69%
Return on average equity	8.02%	6.19%		7.58%	5.50%
Average equity/average assets	12.07%	12.56%		12.42%	12.47%
Interest rate yield on interest-earning assets	6.89%	6.27%		6.52%	6.20%
Interest rate expense on interest-bearing liabilities	2.58%	1.67%		2.30%	1.71%
Interest spread	4.31%	4.60%		4.22%	4.49%
Net interest margin	5.07%	5.08%		4.90%	4.96%

	Nine Months Ended September 30,

ALLOWANCE FOR LOAN LOSSES	2005	2004

Balance at beginning of period	$3,796	$3,968
Provision for loan losses	370	160
Recoveries	131	238
Charge Offs	(243)	(424)

Balance at end of period	$4,054	$3,942

Loan loss allowance/gross loans	1.78%	2.11%
Loan loss allowance/non-performing loans	406.62%	689.16%

NON-PERFORMING ASSETS	Sept 30, 2005		Dec 31, 2004		Sept 30, 2004

Accruing loans - over 90 days past due	$-		$1		$-
Nonaccrual loans	997		84		572

Total non-performing loans	997		85		572
Other real estate owned	11		733		805
Other assets	-		-		2

Total non-performing assets	$1,008		$818		$1,379

Total non-performing assets/total assets	0.32%		0.30%		0.51%